Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 26, 2023 with respect to the consolidated statements of loss and comprehensive loss, and cash flows of LeddarTech Holdings Inc. (formerly known as LeddarTech Inc.) for the year ended September 30, 2022, and the related notes, incorporated by reference in the Registration Statement (Form S-8) of LeddarTech Holdings Inc. for the registration of LeddarTech Holdings Inc. Omnibus Incentive Plan.

/s/ Ernst & Young LLP

Montreal, Canada

December 26, 2024